UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 6, 2009

Commission File Number: 333-142860

NACEL ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Wyoming	20-4315791
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

600 17th Street, Suite 2800S Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

(720) 204-1150
(Registrant telephone including area code)

Check the appropriate item below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

On July 6, 2009, Nacel Energy Corporation (the Company or Registrant) entered into an agreement in the ordinary course of its business. This agreement is deemed to be “material definitive agreements” since it is a contract upon which the Company’s business is substantially dependent. This agreement is described and summarized below.

Wind Project Agreement.

On July 6, 2009, Nacel Energy Corporation (the Company or Registrant) executed and entered into a Wind Project Agreement (Agreement) dated as of July 6, 2009 (Effective Date) with Langley NZ Ranches, LLC (Owner) covering 640 acres of land (the Property) located in Navajo County, Arizona. The Company has paid the Owner the specified Evaluation Fee as required by the Agreement.

The Agreement concerns the development of the Company’s Snowflake energy project on the Property and contains two periods – an Evaluation Period and an Operating Period. The term of the Evaluation Period is five (5) years, unless terminated earlier. However, the Company may extend the Evaluation Period for up to three (3) additional, consecutive one (1) year periods. During the Evaluation Period, the Company has an exclusive lease, privilege and right to be on the Property for the purpose of performing various monitoring activities focused on, among other things, the suitability of the Property for wind energy conversion, measuring and evaluating wind resources, and conducting meteorological studies and tests. The Operating Period commences on the earlier of (i) the date that the Company gives the subject owner notice of the start of the Operating Period, or (ii) the first day that all wind turbines to be installed in the Project deliver electricity in commercial quantities to the power purchaser. The Operating Period continues from commencement for thirty (30) years, unless terminated earlier pursuant to the Agreement.

Other pertinent provisions and terms of the Agreement include, without limitation, the following:

1.           The Company shall pay various amounts, as established and determined in the Agreement, to the subject owner during the life of the Snowflake energy project and include, without limitation, Installation Fee, Met Tower Fee, Operating Fee, Substation Fee, Transmission Fee and a sliding Royalty Percentage based on gross revenues received during the Operating Period of the project.

2.           The Owner will make a good faith effort to obtain, without cost to it, data obtained from a meteorological tower which Iberdrola has in close proximity to the Property. In the event such information is not obtained by October 5, 2009, the Company will, subject to equipment availability and permitting, install one or more meteorological towers on the Property. Also, within 12 months from the Effective Date, the Company will file a Generation Interconnect Request with Western Electricity Coordinating Council and will thereafter diligently process such request. The Company will monthly update the subject owner on the development status of the Snowflake project.

3.           By the third anniversary of the Effective Date, if the Company has not satisfied, as applicable, certain milestones pertaining to application to interconnect to the transmission or distribution system, a wildlife monitoring study and a wildlife site characterization study, then the Company and subject owners will, in good faith, negotiation means for Company to satisfy such milestones. However, if the parties are unable to reach such agreement, the Company will release the subject owner from the terms of the Agreement.

A copy of the press release pertaining to the foregoing agreements is attached hereto as an exhibit.

For additional details and background concerning the Company’s wind energy projects and business, see the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009.

Item 8.01 – Other Events.

On July 28, 2009, NACEL Energy announced that it will relocate its corporate offices to Phoenix, Arizona over the next several weeks. The new offices will be located at 9375 E. Shea Blvd., Suite 100, Scottsdale, Arizona 85260, the new rent is anticipated to be approximately $100 per month and the lease will be on a month to month, as needed basis.  The new corporate offices are believed to be adequate for our operations as currently conducted and if additional facilities are required, we believe they could be obtained at commercially reasonable prices.

Item 9.01 – Exhibits

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NACEL ENERGY CORPORATION

Date: July 28, 2009	By: /s/ Paul Turner
Paul Turner, Chief Executive Officer